UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 1, 2012

GLOBAL CASINOS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1507 Pine Street, Boulder, CO  80302
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (303) 449-2100

______________________________________________________

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective June 1, 2012, the Company entered into a definitive Split-Off Agreement (“Split-Off Agreement”) with Gemini Gaming LLC (“Gemini”) to sell all of its gaming properties, interests and operations (the “Split-Off”).  Gemini is controlled by Clifford Neuman, the Company’s President and Director, Pete Bloomquist, a Director, and Doug James, the General Manager of the Company’s two casinos: Bull Durham Casino and Doc Holliday Casino.

The Split-Off is structured as a leveraged management buy-out. The Purchase Price for the Gaming Assets to be paid by Gemini Gaming consists of (i) the assumption of the Gaming Debt in the approximate aggregate amount of $1.6 million, plus (ii) an amount equal to the net tangible book value of Global Casinos as of the most recently completed fiscal quarter  reduced by certain excluded assets and increased by certain excluded debt.  The Purchase Price will be evidenced by the Gemini Gaming Purchase Money Note which, together with interest at the rate of 4% per annum, will be payable in quarterly installments of principal and interest for a term of 20 years.  The Purchase Money Note will be secured by a pledge of all outstanding shares of the split-off subsidiary that will be formed as part of the transaction.

Consummation of the Split-Off is subject to numerous conditions, including the approval of the Global shareholders, the approval of a Change of Ownership of the two casino licenses by the Colorado Division of Gaming, the concurrent closing of the Company’s acquisition of the REIT, and other conditions customary in transactions of this nature.  Gemini Gaming has applied for a Change of Ownership with the Division of Gaming, which application is pending.  No prediction can be made when the Split-Off will be consummated.

Effective June 1, 2012, the Company entered into a definitive Stock Purchase Agreement (“Stock Purchase”) with Christopher Brogdon (“Brogdon”) to acquire 100% of the issued and outstanding shares of equity securities of Georgia Healthcare REIT, Inc. (“Georgia REIT”).  Mr. Brogdon is the sole shareholder of Georgia REIT. Georgia REIT was formed and organized to acquire real estate interests focused in the healthcare industry.

Georgia REIT has an agreement in principle to acquire  a 99 bed nursing home in Scottsburg, Indiana.  The purchase price for the facility is $3.5 million, of which $3.0 million will be paid through the assumption of a one year 8% commercial mortgage, and the balance of $500,000 will be furnished in the form of a bridge loan from Global Casinos (the “REIT Advance”).  The facility is currently under a management lease which will be a assumed by Georgia REIT, which management lease will provide rental revenues of $28,000 per month initially, which increases by $12,000 for each subsequent year.

Georgia REIT is currently under a second contract to acquire another facility: Middle Georgia Nursing Home located in Eastman, Georgia.  The purchase price for the facility will be $5.1 million, of which $4.0 million will be financed under a conventional commercial loan, and $1.1 million payable in cash.  The source for the cash portion of the purchase price has not yet been determined, but may also require an advance from Global Casinos.

The purchase price to Global Casinos for Georgia REIT will consist of (i) the REIT Advance(s), which will be eliminated on consolidation upon consummation of the Stock Purchase, and (ii) $100 in cash.

Consummation of the Stock Purchase is subject to numerous conditions, including the approval of the Georgia REIT shareholder, the approval of a Change of Ownership of the two casino licenses by the Colorado Division of Gaming, the concurrent closing of the Split-Off Agreement, and other conditions customary in transactions of this nature.  No prediction can be made when the Split-Off will be consummated.

ITEM 9.01:       EXHIBITS

(c)	Exhibit

Item	Title
10.1	Split-Off Agreement
10.2	Stock Purchase Agreement

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Casinos, Inc (Registrant)

Dated: June 5, 2012	/s/ Clifford L. Neuman_______________ Clifford L. Neuman, President